                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                        American General Hospitality Corp
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    025930108
                                 (CUSIP number)

     Check the following box if a fee is being paid with this statement [x] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

CUSIP NO.  025930108                              13G         PAGE 2 OF 8 PAGES


1           NAME OF REPORTING PERSONS

            S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                          Morgan Stanley Group Inc.
                          IRS # 13-283-8891


2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)[ ]

                                                                  (b)[ ]

3           SEC USE ONLY


4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     The state of organization is Delaware.


            NUMBER OF                        5       SOLE VOTING POWER
              SHARES                                          0
                                          --------------------------------------
           BENEFICIALLY                      6       SHARED VOTING POWER
             OWNED BY                                   172,500
                                          --------------------------------------
               EACH                          7       SOLE DISPOSITIVE POWER
            REPORTING                                         0
                                          --------------------------------------
           PERSON WITH                       8       SHARED DISPOSITIVE POWER
                                                      1,170,300
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,170,300

--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                       14.16%

--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                      IA, CO

--------------------------------------------------------------------------------

              * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP NO.  025930108                              13G         PAGE 3 OF 8 PAGES


1           NAME OF REPORTING PERSONS

            S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                          Morgan Stanley Asset Management Inc.
                          IRS # 13-304-0307


2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)[ ]

                                                                  (b)[ ]

3           SEC USE ONLY


4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     The state of organization is Delaware.


            NUMBER OF                        5       SOLE VOTING POWER
              SHARES                                          0
                                          --------------------------------------
           BENEFICIALLY                      6       SHARED VOTING POWER
             OWNED BY                                   171,700
                                          --------------------------------------
               EACH                          7       SOLE DISPOSITIVE POWER
            REPORTING                                         0
                                          --------------------------------------
           PERSON WITH                       8       SHARED DISPOSITIVE POWER
                                                      1,169,500
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,169,500

--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                       14.16%

--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                      IA, CO

--------------------------------------------------------------------------------

              * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP NO.          025930108        13G                PAGE  4 OF 8 PAGES

   Item 1 (a)                                      Name  of  Issuer
   ----------                                      ----------------

                                                   American General Hospitality Corp


   Item 1 (b)                                      Address  of  issuer's  principal  executive  offices
   ----------                                      ----------------------------------------------------
                                                   3860 West Northwest Highway
                                                   Suite 300
                                                   Dallas, TX 75220

   Item 2 (a)                                      Name  of  person  filing
   ----------                                      ------------------------

                                            (a)    Morgan  Stanley  Group  Inc.
                                            (b)    Morgan Stanley Asset Management Inc.

   Item 2 (b)                                      Principal  business  office
   ----------                                      ---------------------------


                                            (a)    1585 Broadway
                                                   New  York,  New  York  10036

                                            (b)    1221 Avenue of the Americas
                                                   New  York,  New  York  10020

   Item 2 (c)                                      Citizenship
   ----------                                      -----------


                                                   Incorporated by reference to
                                                   Item 4 of the cover page
                                                   pertaining to each reporting
                                                   person.

   Item 2 (d)                                      Title  of  class  of  Securities
   ----------                                      --------------------------------

                                                   Common  Stock

   Item 2 (e)                                      Cusip  No.
   ----------                                      ----------

                                                   025930108

   Item    3
   ---------                                (a)    Morgan  Stanley  Group  Inc.  is (e) an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

                                            (b)    Morgan  Stanley Asset  Management Inc. is  (e)  an  Investment  Adviser
                                                   registered  under  Section 203  of  the  Investment  Advisers  Act  of
                                                   1940.

   Item    4                                       Ownership
   ---------                                       ---------


                                                   Incorporated  by  reference  to  Items  (5) - (9)  and  (11)  of  the cover  page.

CUSIP NO.  025930108             13G                           PAGE 5 OF 8 PAGES

     Item 5                           Ownership  of  5  Percent  or  Less  of  a  Class
     ------                           -------------------------------------------------

                                      Inapplicable

     Item 6                           Ownership  of  More  than  5  Percent  on  Behalf  of  Another  Person
     ------                           ----------------------------------------------------------------------

                                      Accounts managed on a discretionary basis by Morgan Stanley Asset Management Inc., a wholly owned subsidiary of Morgan Stanley
                                      Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

     Item 7                           Identification  and  Classification  of  the  Subsidiary  Which  Acquired
     ------                           -------------------------------------------------------------------------
                                      the  Security  Being  Reported  on  By  the  Parent  Holding  Company
                                      ---------------------------------------------------------------------

                                      Inapplicable

     Item 8                           Identification  and  Classification  of  Members  of  the  Group
     ------                           ----------------------------------------------------------------

                                      Inapplicable

     Item 9                           Notice  of  Dissolution  of  Group
     ------                           ----------------------------------

                                      Inapplicable

     Item 10                          Certification
     -------                          -------------

                                      By signing below I certify that, to the
                                      best of my knowledge and belief, the
                                      securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP NO. 025930108                 13G               PAGE 6 OF 8 PAGES


                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date :          November 8, 1996

Signature :
            -----------------------------------------------------------



Name / Title :  Peter A. Nadosy / Vice Chairman
                --------------------------------------
                MORGAN STANLEY ASSET MANAGEMENT INC.

Date :          November 8, 1996

Signature :
             -----------------------------------------------------------


Name / Title :  Edward J. Johnsen / Vice President
                ----------------------------------
                Morgan Stanley & Co. Incorporated
                MORGAN  STANLEY  GROUP  INC.

                INDEX TO EXHIBITS                                           PAGE
                -----------------                                           ----

EXHIBIT 1       Agreement to Make a Joint Filing                              7




EXHIBIT 2       Secretary's Certificate Authorizing Edward J. Johnsen         8
                to Sign on behalf of Morgan Stanley Group Inc.
